[GEOSCIENCE LETTERHEAD]



            GEOSCIENCE CORPORATION COMPLETES SALE OF SOFTWARE COMPANY


      HOUSTON, TEXAS, October 15, 1997 - GeoScience Corporation (Nasdaq:GSCI) today announced that it has completed the sale of the geoscientific software business of its CogniSeis Development, Inc. subsidiary to Paradigm Geophysical Corporation for cash and guaranteed future royalties, with an estimated total value between $19.5 million and $23 million. The Company expects to recognize an after-tax gain of approximately $5 million after royalties, payment of certain retained liabilities and expenses of the sale.

      "The sale of CogniSeis is an important stepping stone in GeoScience's strategy of focusing its full attention on its seismic instrumentation business. We are now ready to take advantage of the strong demand for seismic products while better serving our customers," stated Richard F. Miles, President.

      GeoScience Corporation designs, develops and manufactures seismic data acquisition systems and provides services for the oil and gas exploration and production industry.

FORWARD-LOOKING STATEMENTS IN THIS RELEASE ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, RISKS ASSOCIATED WITH THE UNCERTAINTY OF MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS, LIMITED NUMBER OF CUSTOMERS, AS WELL AS RISKS OF DOWNTURNS IN ECONOMIC CONDITIONS GENERALLY, RISKS ASSOCIATED WITH COMPETITION AND COMPETITIVE PRICING PRESSURES, AND OTHER RISKS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

      For further information contact:

      Richard F. Miles                    Ed Bisno/Stacy Lipschitz
      President                           Media contact: Lee Foley
      GeoScience Corporation              Morgen-Walke Associates
      10500 Westoffice Drive, Ste. 210    380 Lexington Avenue, 50th Floor
      Houston, TX  77042                  New York, NY  10168
      (713) 780-1881                      (212) 850-5600